Exhibit 99.8
CONSENT OF JAMES L. PAYNE
          In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 filed by Baker Hughes Incorporated (“Baker Hughes”) with the Securities and Exchange Commission on October 14, 2009, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of Baker Hughes effective upon completion of the merger as described in the Registration Statement.

/s/ James L. Payne
Name: James L. Payne
Date: October 13, 2009